Exhibit 99.1

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. ANNOUNCES

SENIOR FINANCIAL MANAGEMENT APPOINTMENTS

Philadelphia, PA – December 14, 2009.  Crown Holdings, Inc. (NYSE:CCK) announced that Thomas A. Kelly, 50, was promoted to Senior Vice President – Finance, effective December 10, 2009 and will continue reporting to Timothy J. Donahue, Executive Vice President and Chief Financial Officer.  Mr. Kelly will be the Company’s primary investor relations contact in addition to his continuing responsibilities overseeing Crown’s financial reporting, tax and risk management functions.  Mr. Kelly’s previous position was Senior Vice President and Corporate Controller and prior to that he served as Assistant Corporate Controller.  Mr. Kelly joined Crown in 1992 from PricewaterhouseCoopers.  He holds a Bachelor of Science degree in Accounting from Villanova University.

The Company also announced that Kevin C. Clothier, 41, was promoted to succeed Mr. Kelly as Vice President and Corporate Controller, effective December 10, 2009.  Mr. Clothier is responsible for the Company’s internal and external financial reporting, budgeting and forecasting and he reports to Mr. Kelly.  He is a graduate of Temple University with a Bachelor of Business Administration degree in Accounting and has been with the Company since 1993 in a variety of financial capacities of increasing responsibility.   He has been Assistant Corporate Controller since 2000 and a Vice President since 2006.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

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For more information, contact:
Thomas A. Kelly, Senior Vice President – Finance, (215) 698-5341, or
Ed Bisno, Bisno Communications, (212) 717-7578.